UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14 (c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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NATURADE, INC.

(Exact Name of Registrant as Specified in its Charter)

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Naturade, Inc.
2099 S. College Blvd., Ste.210
Anaheim, CA 92806

September 8, 2008

Notice of Action by Written Consent

To the Stockholders of Naturade, Inc.:

Pursuant to Delaware Business Corporation Law, Delaware Statutes Chapter 1, § 216 and § 228, notice is hereby given that by written consent delivered to Naturade, Inc. (the "Company") on August 29, 2008, by the holders of a majority of the outstanding common stock of the Company, the following actions were adopted, authorized and approved:

The entire Board of Directors of the Company was removed.

Rick Robinette and Milos Sarcev were elected as the new Board of Directors. Rick Robinette was thereafter appointed President and Chief Executive Officer.

Rick Robinette Mr. Robinette is a senior level executive with 25 years of sales, marketing, operations and finance experience in the nutritional supplements industry. During his career, he has worked with leading nutritional supplement companies including Leiner Health Products, Rexall Sundown, Next Proteins and Naturade.

During the past five years he has held the following positions:
News America Marketing (5/02 - 4/03) Director of Sales - Merchandising Division, Western Territory.

Rexall Sundown, Inc. (4/03 - 7/03) Vice President of Sales - Western Territory

Next Proteins (10/03 - 4/04) Director of Sales & Operations

Window Rock Enterprises, Inc. (4/04 - 01/07) Vice President of Sales & Operations

Naturade, Inc. (01/07 - Present) Chief Operating Officer, Executive Vice President of Sales

Milos Sarcev Mr. Sarcev is a senior level executive with over 25 years of experience in the nutritional supplements category. He has acted as the Chief Science Officer of Naturade since November of 2007. He has combined his educational knowledge (Engineer of Nutritional Technology - University of Novi Sad ~ equivalent to a Masters Degree in Nutrition here in the United States) and his love for the sport of bodybuilding, (as well as numerous other sports where he actively participated) to create unique nutritional supplements, dietary protocols and training systems, for which he is known worldwide.

As a former Mr. Universe (1989) and IFBB Professional champion he holds a world record in a number of consecutive competitions he managed to enter during his professional career. Qualifying for the "Mr. Olympia", (the Pinnacle of bodybuilding and most prestigious competition in the world) for 10 consecutive years since turning professional and competing in well over 100 bodybuilding competitions in his career (72 professional and 38 amateurs) made him a recognized contest preparation expert worldwide.

Mr. Sarcev is also an expert writer for bodybuilding publications (Flex, Muscle & Fitness and numerous bodybuilding publications worldwide). He is also involved in several other business ventures at the moment closely related to his chosen profession including the Koloseum Gym (www.koloseumgym.com) and Koloseum Nutritional Sciences (www.koloseum.com).

By Order of the Board of Directors

/s/ Rick Robinette
Rick Robinette, CEO

Naturade, Inc.
Information Statement Pursuant to Section 14C of the
Securities Exchange Act of 1934

INTRODUCTION

This Information Statement is being mailed on or about September 10, 2008, to affect all holders of record at the close of business on August 29, 2008, of the voting stock of Naturade, Inc., a Delaware corporation (the "Company"), in connection with the written consent of the holders of greater than 50% of the Company's voting stock providing for the authorization to remove the entire Board of Directors of the Company and to replace them with a new Board of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

SECURITY OWNERSHIP OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

At the close of business on August 29, 2008, the Company had approximately 194,908,121 shares outstanding of common stock. There are no other voting securities of the Company that are presently issued.

The following table sets forth certain information concerning the ownership of the Company's Common Stock as of August 29, 2008, with respect to: (i) each person and the votes they control who voted on this action; (ii) all directors; and (iii) directors and executive officers of the Company as a group. To the knowledge of the Company, each shareholder listed below possesses sole voting and investment power with respect to the shares indicated.

Name and Address of Beneficial Owner	Number of Votes	% of Total

Redux Holdings, LLC	80,025,388	92.4%
11726 San Vincente Blvd, Suite 300
Los Angeles, CA 90049

Rick Robinette, CEO, Director	0	N/A
2099 S. College Blvd., Suite 21
Anaheim, CA 92806

Milos Sarcev, Secretary, Director	0	N/A
2099 S. College Blvd., Suite 21
Anaheim, CA 92806

Officers & Directors as a group:	0	N/A

VOTE REQUIRED FOR APPROVAL

Chapter 1 § 228(a) of the Delaware Statutes provides that any action required to be taken at a special or annual meeting of the stockholders of a Delaware corporation may be taken by written consent, in lieu of a meeting, if the consent is signed by stockholders owning at least that number of shares which is sufficient to take the action. The Company's stockholders owning a majority of the outstanding common stock have approved the action, which majority is the number of shares required by Delaware Statutes § 216(3).

EXECUTIVE COMPENSATON

Executive compensation consists of the following elements:

Base Salary- Base salaries for the Company’s executives are generally established based on the scope of their responsibilities, level of experience and individual performance, taking into account both external competitiveness and internal equity considerations. The goal for the base salary component is to compensate employees at a level that approximates the median salaries of individuals in comparable positions at similarly situated companies. Base Salaries are reviewed by the Compensation Committee and may be adjusted from time to time at the Compensation and Governance Committee’s discretion.

Stock Options - In 1998, the Company adopted the 1998 Incentive Stock Option Plan (the “Incentive Plan”). The Incentive Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Incentive Plan is to enable the Company to attract, retain and motivate its employees by providing for performance-based benefits. At the 2000 annual stockholders’ meeting, the number of shares of the Company’s Common Stock that may be subject to awards granted under the Incentive Plan was increased to 850,000. At the 2001 annual stockholders’ meeting, the number was further increased to 2,000,000.

The Incentive Plan was administered by the Compensation Committee consisting of two members of the Board of Directors or administered by the full Board of Directors. The administrator had the power to construe and interpret the Incentive Plan and, subject to provisions of the Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the times during the term of each award within which all or a portion of the award may be exercised, the exercise price, the type of consideration and other terms and conditions of the award. The exercise price of stock options under the Incentive Plan could not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases could not be less that 110% of fair market value. The maximum term of the Incentive Plan was ten years, except that the Board could terminate the Incentive Plan earlier. The term of each individual award will depend upon the written agreement between the Company and the grantee setting forth the terms of the awards.

The Incentive Plan and the awards were cancelled when the Company’s Plan became effective. The Compensation and Governance Committee plans to adopt a new equity based award plan for employees in the future.

General Benefits - The Company’s executives are eligible to participate in all employee benefit plans, such as medical and dental. Prior to the Company’s filing for Chapter 11 Bankruptcy protection, the Company offered additional benefits to its executive officers such as life insurance and vehicle allowances.

401(k) Plan - The Company maintains a 401(k) profit sharing plan (“401(k) Plan”) for the benefit of all employees who meet certain age and length of service requirements. The 401(k) Plan provides for Company matching contributions equal to 25% of each employee participant’s contribution not to exceed 6% of the employee participant’s compensation.

On September 1, 2006, management voluntary suspended the 401(k) Plan as the Company began leasing its personnel from One World Science and no longer had any direct employees.

Executive Base Salary and Incentive Compensation Determinations

Richard Munro
Mr. Munro served as the Company’s Chief Executive Officer from August, 2006 until November 9, 2007. Mr. Munro had an annual base salary of $200,000. No additional incentive compensation was granted to Mr. Munro, except in his role as a member of the Special Committee of the Board of Directors. Mr. Munro did not have an employment agreement with the Company.

Adam Michelin
Mr. Michelin began serving as the Company Chief Executive Office on November 14, 2007. Mr. Michelin has an annual base salary of $150,000. No additional incentive compensation has been granted to Mr. Michelin. Mr. Michelin does not have an employment contract with the Company.

Rick Robinette
Mr. Robinette began serving as the Company’s Chief Operating Officer on November 14, 2007. Mr. Robinette has an annual base salary of $150,000. No additional incentive compensation has been granted to Mr. Robinette. Mr. Robinette has does not have an employment contract with the Company.

Milos Sarcev
Mr. Sarcev began serving as the Company’s Chief Science Officer on November 12, 2007. Mr. Sarcev has an annual base salary of $150,000. No additional incentive compensation has been granted to Mr. Sarcev. Mr. Sarcev has does not have an employment contract with the Company.

Dee Kelly
Dee Kelly served as the Company’s Chief Financial Officer from January 3, 2007 to April 15, 2007. Ms. Kelly was an independent contractor and was paid a fee of $4,000 per month. No additional incentive compensation was granted to Ms. Kelly. Ms. Kelly did not have an employment agreement with the Company.

Bill Stewart
Mr. Stewart served as the Company’s Chief Executive Officer until August 2006, when he resigned pursuant to the change in control by Redux. Mr. Stewart had an employment agreement with the Company which provided for an annual base salary of $250,000 per year. No additional incentive compensation was granted to Mr. Stewart in 2006. Mr. Stewart’s employment agreement entitled him to severance in the amount of 12 months of base salary. Accordingly $250,000 has been accrued by the Company and is included in liabilities subject to compromise as of December 31, 2006.

Stephen M. Kasprisin
Mr. Kasprisin served as the Company’s Chief Financial Officer and Chief Operations Officer until August 2006, when he resigned pursuant to the change in control by Redux. Mr. Kasprisin had an employment agreement with the Company which provided for an annual base salary of $200,000 per year. No additional incentive compensation was granted to Mr. Stewart in 2006. Mr. Kasprisin’s employment agreement entitled him to severance in the amount of 6 months of base salary. Accordingly $100,000 has been accrued by the Company and is included in liabilities subject to compromise as of December 31, 2006.

Marwan Zreik
Mr. Zreik served as the Company’s Executive Vice President of Sales until March 2006, when he voluntarily resigned his position with the Company to take a similar position with another company. Mr. Zreik had an employment agreement with the Company which provided for an annual base salary of $160,000 per year. No additional incentive compensation was granted to Mr. Zreik in 2006.

EXECUTIVE COMPENSATION TABLE

Name and Position	Year	Salary/Fees Earned $		All Other Compensation $		Total $
Rick Robinette, Chief Operating Officer (3)	2008 2007	$ $	150,000 19,320	$ $	0 0	$ $	150,000 19,320

Milos Sarcev, Chief Science Officer (4)	2008 2007	$ $	150,000 0	$ $	0 0	$ $	150,000 0

Adam Michelin , Chief Executive Officer (2)	2008 2007	$ $	99,038 23,077	$ $	0 0	$ $	99,038 23,077

Gary Cannon, Director, (9)	2008 2007	$ $	4000 11,051	$ $		$ $	4,000 11,051

Steve Scott, Director (10)	2008 2007	$ $	4,000 4,178	$ $	20,000	$ $	4,000 24,178

Richard L. Munro, Chief Executive Officer (1)	2007 2006	$ $	182,336 69,231	$ $	15,385	$ $	197,721 69,231

Dee S. Kelly, Former Chief Financial Officer (5)	2007		$19,000	$	0		$19,000

Bill D. Stewart, Former Chief Executive Officer (6)	2006		$181,730	$	303,453.		$485,183.

Steven M. Kasprisin, Former CFO and COO (7)	2006		$146,810	$	150,377.		$297,187.

Marwan Zreik, Former Executive Vice President (8)	2006		$27,692	$	1750		$29,442

(1)	Mr. Munro became CEO & Director on August 10, 2006 and resigned as Chief Executive Officer November 9, 2007.

(2)	Mr. Michelin became Chief Executive Officer on November 14, 2007, and was removed as CEO and Director on August 29, 2008.

(3)	Mr. Robinette became Chief Operating Officer on November 14, 2007.

(4)	Mr. Sarcev became Chief Science Officer on November 14, 2007.

(5)	Ms. Kelly served as Chief Financial Officer from January 3, 2007 to April 15, 2007.

(6)	Mr. Stewart resigned as CEO on August 30, 2006, receiving $250,000 in Severance Pay, $44,803 in Option awards and $8,650 in Personal Benefits.

(7)
Mr. Kasprisin resigned as CFO and COO on August 30, 2006, receiving $100,000 in Severance Pay, $2,100 in Personal Benefits, $429 in Insurance premiums, $3,457 in 401K contributions and $44,391 in Option awards.

(8)	Mr. Zreik terminated his employment on March 1, 2006, receiving $600 in Personal Benefits, $107 in Insurance premiums, and $1,043 in 401K contributions.

(9)	Mr. Cannon was removed as a Director of the Company on August 29, 2008.

(10)	Mr. Scott joined the Board on March 23, 2007 and received $20,000 in Stock Awards in 2007. He was removed from the Board on August 29, 2008.

Grants of Plan-Based Awards

The Company made no grants of plan-based awards to any of the named executive officers during 2007 or 2006.

Outstanding Equity Awards at December 31, 2007 and December 31, 2006.

The Company had no outstanding equity awards at December 31, 2007, other than the payment of three million shares of restricted stock to three directors for their services on a Special Committee. The Company had no outstanding equity awards at December 31, 2006. All option awards previously granted to Mr. Stewart, Mr. Kasprisin and Mr. Zreik expired upon their termination of employment. No new equity awards have been made.

Option Exercises and Stock Vested in 2006 and 2007

None of the Company’s named executive officers or former executive officers exercised any stock options or similar awards during the fiscal year 2007. All formerly outstanding stock options to named executive officers or former executive officers expired upon termination of employment and all other option awards were cancelled on the Effective Date. In addition, the Company had no unvested stock awards outstanding to any named executive officers or former executive officers. None of the Company’s named executive officers or former executive officers exercised any stock options or similar awards during the fiscal year 2006. All outstanding stock options to named executive officers or former executive officers expired upon the termination of employment of Mr. Stewart, Mr. Kasprisin and Mr. Zreik. In addition, the Company had no unvested stock awards outstanding to any named executive officers or former executive officers.

Pension Benefits

None of the Company’s named executive officers or former executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits.

Nonqualified Deferred Compensation

The Company does not have any non-qualified deferred compensation plans.

Potential Payments upon Termination or Change in Control

The Company currently has no employment agreements which would cause potential payments upon termination or change in control.

Compensation of Directors

On December 16, 2005 the Board approved a compensation plan for non-management directors whereby, all non-management directors, except Mr. Pocklington, received directors fees of a quarterly cash retainer of $3,125 plus an option to purchase Common Stock of the Company with the number of shares calculated by dividing $9,375 by the average of the closing price of the Company’s Common Stock for each of the last five trading days preceding the first Board meeting during the quarter. The exercise price of the option will be the average of the closing price of the Company’s Common Stock for each of the last five trading days preceding the first Board meeting during the quarter. Such options shall (i) have a seven year term and (ii) be immediately exercisable in whole or part. This plan was in effective until March 23, 2007. During 2007, the option award was not granted and the Board will reconsider whether it will grant a catch up award when a new equity incentive plan is in place in the future.

Effective March 23, 2007, each member of the Board of Directors receives $800 per calendar quarter for their service, except that Board members who receive cash compensation for their services as an officer or employee of Naturade or any of its affiliates are not paid. Also effective March 23, 2007, each member of the Audit Committee and the Compensation and Governance Committee receive $800 per calendar quarter for their service, except that the Chairman of each committee receives $1,200 and members who receive cash compensation for their services as an officer or employee of Naturade or any of its affiliates are not paid.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

There are no employment contracts, and there are no terminations of employment and change-in-control arrangements.

Incentive Stock Option Plan

In 1998, the Company adopted the 1998 Incentive Stock Option Plan (the “Incentive Plan”). The Incentive Plan provides for the issuance of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of the Incentive Plan is to enable the Company to attract, retain and motivate its employees by providing for performance-based benefits. At the 2000 annual stockholders’ meeting, the number of shares of the Company’s Common Stock that may be subject to awards granted under the Incentive Plan was increased to 850,000. At the 2001 annual stockholders’ meeting, the number was further increased to 2,000,000. Immediately prior to the Effective Date, 81,000 options to purchase shares of the Company’s Common Stock were outstanding under the Incentive Plan, of which 49,000 options to purchase shares (subject to adjustment to prevent dilution) had vested, and 1,919,000 shares were available for future awards under the Incentive Plan.

The Incentive Plan was administered by a committee consisting of three members of the Board of Directors or administered by the full Board of Directors. The administrator had the power to construe and interpret the Incentive Plan and, subject to provisions of the Incentive Plan, to determine the persons to whom and the dates on which awards would be granted, the number of shares which would be subject to each award, the times during the term of each award within which all or a portion of the award could be exercised, the exercise price, the type of consideration and other terms and conditions of the award. The exercise price of stock options under the Incentive Plan could not be less than the fair market value of the Common Stock subject to the option on the date of the option grant and in some cases could not be less that 110% of fair market value. The maximum term of the Incentive Plan is ten years, except that the Board could terminate the Incentive Plan earlier. The term of each individual award depended upon the written agreement between the Company and the grantee setting forth the terms of the awards.

The Incentive Plan and the awards were cancelled on the Effective Date.

401(k) Plan

Prior to the Petition Date, the Company maintained a 401(k) profit sharing plan (“401(k) Plan”) for the benefit of all employees who meet certain age and length of service requirements. The 401(k) Plan provided for Company matching contributions equal to 25% of each employee participant’s contribution not to exceed 6% of the employee participant’s compensation.

On September 1, 2006, the Company voluntarily suspended the 401(k) Plan as the Company began leasing its personnel from One World Science and no longer had any direct employees.

ADDITIONAL INFORMATION

Additional information concerning the Company, including its annual and quarterly reports for the past twelve months which have been filed with the Securities and Exchange Commission, may be accessed through the Securities and Exchange Commission's EDGAR archives at www.sec.gov. Upon written request of any stockholder to the Company's CEO, Rick Robinette, 2099 S. College Blvd., Ste 210, Anaheim, CA 92806, a copy of the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007, will be provided without charge.

Dated: September 8, 2008

By Order of the Board of Directors

/s/ Rick Robinette
Rick Robinette, CEO

Exhibit A

ACTION BY WRITTEN CONSENT
OF THE SHAREHOLDERS OF
NATURADE, INC.
A DELAWARE CORPORATION

The undersigned, constituting the holders of a majority of the issued and outstanding shares of common stock of Naturade, Inc., a Delaware corporation (the "Company"), hereby consents to the following actions and instructs the Secretary of the Company to enter this Consent in the minutes of the proceedings of the shareholders of the Company:

RESOLVED, that, the current Board of Directors of the Company, namely, Adam Michelin, Gary Cannon and Steve Scott, are hereby removed from the Board effective immediately upon the signing of this Consent.

FURTHER RESOLVED, that Rick Robinette and Milos Sarcev are hereby elected as Directors to serve for the term provided in the bylaws or until death, resignation, or removal from office.

This Consent may be signed by way of facsimile transmission and such facsimile copies shall be deemed original copies for all purposes if original copies are not delivered.

Execution of this Consent by the undersigned waives any requirement of a formal meeting to conduct the business referred to herein.

Dated this 29th day of August, 2008.

SHAREHOLDER:	No. of Shares	% of Total

/s/ Rick Robinette	180,025,388	92.4%
Redux Holdings, Inc.
By: Rick Robinette, CEO